MercadoLibre, Inc. Reports First Quarter 2022 Financial Results

Net Revenues of $2.2 billion, up 67.4% year-over-year on an FX neutral basis

Income from operations of $139 million, with a 6.2% margin

$25.3 billion Total Payment Volume, up 81.2% year-over-year on an FX neutral basis

$7.7 billion Gross Merchandise Volume, up 31.6% year-over-year on an FX neutral basis

MONTEVIDEO, Uruguay, May 5th, 2022 (GLOBE NEWSWIRE) -- MercadoLibre, Inc. (Nasdaq: MELI) (http://www.mercadolibre.com), Latin America’s leading e-commerce technology company, today reported financial results for the quarter ended March 31, 2022.

To our Shareholders

We kicked off 2022 with a strong first quarter across all businesses, following a record year in 2021. Mercado Libre is coming out of the pandemic period stronger than we were two years ago with a more mature business at scale, a larger team with complementary capabilities and much better services and experiences for our users in all of our key geographies. While the business is stronger than ever before, we are facing a challenging backdrop with uncertainty surrounding consumer spending, higher interest rates and higher inflation in addition to coming out of a period of social mobility restrictions in key markets. Given this juxtaposition, we have planned the year ahead to draw on our strengths through innovation and resilience, and will prioritize opportunities that will impact our entire ecosystem.

Commerce

 In the commerce business, we drove sustained growth during the first quarter. Gross Merchandise Volume was almost $7.7 billion dollars, growing approximately 27% on a USD basis and nearly 32% on an FX-neutral basis, the same level of growth as the fourth quarter of 2021 despite tougher comps. Notably, the two-year CAGR trend on an FX-neutral basis has remained above 70% for the last five quarters. Argentina and Brazil led all markets in the period with respect to GMV growth and benefitted year-over-year from improvements in engagement and buyer frequency. In our key markets, unique buyers in the quarter improved versus last year, and we reached almost 40 million buyers on a consolidated basis.

We sold almost 267 million items in Q1 alone. With nearly 330 million live listings in the first quarter, our marketplace provides a wide range of products through our diverse seller base, catering to several shopping missions and user profiles. This unique product mix which is made possible by our vast array of sellers is a determining factor for the resilience of our platform in times of possible restraints on consumption or pressures on discretionary spending. We saw continued positive trends in our shopping conversion rates, despite the tough comparison period. The improved platform-wide user experience and assortment, paired with the quality of service we increasingly offer, is driving greater stickiness with both buyers and sellers

On service quality, the advertising service has been a core area of focus for us to create better offerings for sellers that want to optimize their buyer conversion rates. The advertising business has been improving in performance consistently over the last year, which was a period of investment that enabled us to enhance the algorithm technology that enables us to deploy ads effectively based on users’ searches. There are several opportunities to create more layers of advertising real estate across our platforms and offer sellers highly effective digital marketing investment opportunities to drive more conversion and boost brand awareness. In the first quarter, ad revenues nearly doubled year-over-year. We are confident that this is only the beginning for this part of our business.

Shipping through Mercado Envios has already proven to be a transformational service for our platform, reflected in higher net promoter scores and adoption rates. Our managed network takes on over 90% of volumes in our region, but there is still room to keep investing in the next phase of deployment of these services. Logistics is as much an operational efficiency business, through the scaling process, as it is a technology business. The future waves of improvements in logistics will not come from the sheer scale of the volume growth. The key to unlocking faster shipping times at a competitive cost will be the deployment of more tech product features that integrate our logistics partners into our network and within our warehouse operations.

In Q1’22, almost 55% of shipments were delivered on the same or the next day of purchase, achieving record average shipping times in Mexico and Chile. Regarding transportation costs, we have been able to offset cost pressures from rising fuel prices with the deployment of cost-efficient approaches to inbound logistics and last-mile deliveries. MELI Places is a significant contributor to our efficient delivery operation with over 5800 active stores enabled in Latin America. We are focused on accelerating the deployment of pick-up and return functions to these locations, offering a convenient and safe alternative for buyers to handle purchases.

Fulfillment sustained nearly 40% penetration of volumes in the first quarter, even after the peak shopping season in the fourth quarter when fulfillment inventory runs high with first-party volumes. Items fulfilled by Mercado Libre have the fastest shipping on our network. Sellers on fulfillment typically enter a virtuous cycle of improving their sales conversion rates due to the better delivery promises, and over time become better evaluated and ranked on our platform. As a result, we began charging merchants for fulfillment storage fees upon inbounding the inventory, initially testing our pricing power for this service. We were encouraged by some of our initial readings on inventory quality and depth, especially in Mexico which is our most mature market in fulfillment penetration.

Our investments to grow the commerce business are balanced between developing the current business and scaling new opportunities for categories we are developing, such as groceries and our first-party assortment. Structurally, we believe that our infrastructure for logistics, customer service, fraud prevention and traffic generation with high-frequency users will be key in leading the transition of long-tail categories into online supply. We will continue to invest in these key pieces as we transform our user experience and merchant tools to keep amplifying our assortment with a high-quality experience.

Fintech

We had strong results across the board for payments and credit, generating record levels in revenues for fintech.

Starting with the Credit business, we kept our trajectory of profitably growing our portfolio and within the expected levels of loan defaults. The first quarter closed with a portfolio of $2.4 billion dollars, of which about 53% were consumer loans and 19% was the credit card book. The expansion of the total loan book, up from $1.7 billion dollars at the close of 2021, was driven mostly by those two products as we are originating more personal loans on the Mercado Pago app and ramping up the credit card offering. This quarter, we also launched our first credit operation in Chile with a merchant loan book.

The non performing loans (NPLs) on each individual book are generally stable compared to our historical averages. However, between the accelerated pace of originations in the fourth quarter and the mix shift into a higher exposure to consumer credit, total NPLs as a percentage of the outstanding portfolio is nearly 27.6%, up 330 basis points from the seasonably low rates in the fourth quarter, and are comparable to levels from the second and third quarter of 2021. Importantly, while the NPLs grew on aggregate, they are also reflective of the growth in books with the higher spreads, and the scaling of our still nascent credit card business. The increase in NPLs does not change the course of direction on the profitability of our interest-bearing loans, which have sustained its profit margins in this fast-growth scenario. We are operating credit originations diligently to determine the speed at which we can continue growing without running into structural adverse selection or higher risk exposure.

We hold a foundational belief that a healthy credit book drives growth throughout our entire ecosystem. A thriving financing business:

•	Boosts on-platform conversion.
•	Facilitates adoption of more payments in the digital wallet.
•	Helps our merchants access more working capital to invest in expansion.

We aim to keep placing new distribution channels and loan products to reach our users and facilitate their financial lives. The most recent service launch was to add an option for consumers to hire credit loans at the moment of making a PIX payment through their digital wallets in Brazil. Until now, PIX has been a payment rail mostly substituting cash transactions in the market. Moving forward, we imagine that it could be the channel for overlaying other financing features over a less expensive transactional rail. With that in mind, in the first quarter, we launched our first consumer credit product iteration on PIX, addressing our users' need to make immediate payments when they do not have cash stored in their wallets. With a few clicks, pre-scored Mercado Pago users can opt to make that payment by accessing funds through Mercado Credito and bear the cost of that interest, while the merchants receive the payment at sight. We believe that there is room for more innovation in credit and payments solutions in Latin America, and that we are well-positioned to be leaders in that transformation.

Our payments processing and acquiring business also continues to thrive. Acquiring TPV reached $17.4 billion dollars in the quarter, growing 46% on a USD basis and over 52% on an FX-neutral basis, driven mostly by off-platform payments. Even with the tough comps of last year’s first quarter, Online Payments TPV and MPOS TPV accelerated sequentially, growing 54% and 72% respectively on an FX-neutral basis. The growth leader is the QR network, which more than doubled TPV year-over-year, with important growth coming from both Argentina and Brazil.

After adjusting the financing fees to reflect higher interest rates for off-platform transactions, we note a return to similar financing and transactional net take rate levels from last year, offsetting most of the cost pressure observed up to now. We have also diversified our funding approach, reducing our coupon discounting operation in the first quarter and partially financing the prepayment of credit card receivables to our merchants through the issuance of bank certificates of deposits in Brazil. We have not observed signs of merchant churn thus far after implementing the new pricing. For the installments with interest, there are some indications of buyers showing lower adoption rates for paying in installments at these higher rates. All in all, net take rates for the acquiring business are on the right path of balancing cost pressures while sustaining strong volume growth.

With respect to Digital Account, we were pleased to see that volumes and engagement continue to soar. TPV for Digital Account was $7.9 billion dollars, growing about 178% on a USD basis and 180% on an FX-neutral basis. Unique fintech active users reached 35.8 million in the quarter, with higher engagement on wallet transactions and more users taking on credit lines with us. There were almost 23 million users with active asset management accounts in the first quarter, and over one million users buying or selling cryptocurrencies through our digital wallet. We are excited about the role we are playing to create a friendly user interface for crypto in Latin America with this first product launch - nearly 80% of the crypto wallet users are accessing cryptocurrencies for the first time ever. Our fintech services are expanding well beyond payments and we are increasingly able to offer a greater breadth of solutions, paving the way towards the principality of user accounts as we deepen our relationship with them.

Financial Results

We achieved record net revenues in the quarter, with $2.2 billion dollars, at a growth rate of 63% on a USD basis and of over 67% on an FX-neutral basis. Along with the sustained transaction growth in gross merchandise volume and total payment volume in the first quarter driving higher revenues, both our commerce and fintech businesses have improved monetization levels year-over-year. The additional services we provide throughout the ecosystem, like advertising, shipping and credit, are boosting revenue growth beyond the fees charged for sales transactions, and these services are key to deepening our relationship with merchants and users on our platform. In Q1, advertising revenues were nearly 1.1% of our GMV, shipping net revenues almost tripled year-over-year, and revenues from our credit business surpassed the $400 million-dollar mark.

In the first quarter, we also had a significant year-over-year improvement in gross profit margins, reaching 47.7% with a gross profit record of almost $1.1 billion dollars. Our strong top-line growth creates scale in our business, with operational leverage on our cost base that sustains commerce and payments operations. Shipping costs as a percentage of total revenues continues to decline, even in the first quarter which has a seasonally higher shipping unit cost due to lower volume compared to the previous fourth quarter.

Consolidated operating expenses represented 41.5% of revenues, up from 36.3% in the first quarter of 2021. The main driver of the higher expense rate was an increase in bad debt provisions related to the high levels of originations from our credit book and, more importantly, the ramp-up of our credit card offering. This is the first year of operations for the credit card and, by accounting rules, will increase our bad debt provision in this phase of the rollout for this nascent piece of the business. We track the performance of these early cohorts closely and are comfortable with their performance for now. Isolating the credit card effect in the first quarter, the interest-bearing credit books remain profitable, in line with previous quarters.

Total operating expenses as a percentage of revenues, excluding bad debt charges, were similar to the first quarter of 2021, with 30.2% compared to 30.1%. Removing the bad debt effect, sales and marketing expenses represented 12.8% of revenues, and we have delivered operational leverage year-over-year on these expenses as we continue to invest efficiently in customer acquisition and branding initiatives. Additionally, with our commitment to constructing leading user experiences through innovation and technology, we continue to invest in the expansion of our team. This includes software engineers and product developers in accordance with our annual hiring plan. As a result, we are increasing the spend as a percentage of revenues for general and administrative expenses and product development expenses.

With that, our operating margin for the quarter reached 6.2%, with $139 million dollars, slightly lower than the 6.6% margin from last year’s first quarter, and up $48 million from the total $91 million dollars in income from operations in the first quarter of 2021.

The foreign currency losses in the quarter were only three million dollars. From time to time, the Company acquires shares of its own common stock in the Argentine market and pays for them in Argentine pesos at a price that reflects the additional cost of accessing US dollars through an indirect mechanism, because of restrictions imposed by the Argentine government for buying US dollars at the official exchange rate in Argentina. This loss was partially offset by Brazilian Real appreciation during the first quarter of 2022.

Interest expenses were 2.5% of net revenues, similar to the prior quarters, yet lower than the 6.6% spent in Q1 of last year with the loss on debt extinguishment related to the convertible 2028 Notes repurchase.

Finally, we delivered a net income of $65 million dollars, at a 2.9% margin, a significant improvement compared to the net loss incurred last year.

Progressing Our Mission in 2022

Similar to the trend of the last couple of years, there is macroeconomic and sociopolitical uncertainty in Latin America as we look to the near future. Given this uncertainty, we will continue to invest for growth in our core business as well as in the continuous launches of new features and services that expand our ecosystem. To develop more products and accelerate our ability to deploy them, we are also investing in the growth of our team, and we aim to onboard nearly 14,000 new employees this year.

We are confident that we are progressing our mission to democratize access to commerce and financial services throughout Latin America. We are off to a strong start in terms of execution and results this year, and we will continue to grow while remaining focused on our priorities and conscious of our path towards improvements in operating efficiency.

On behalf of our management team, we appreciate the continued interest of our investors and stakeholders in tracking our developments and are looking forward to providing more updates on our performance in future quarters. The best is yet to come.

The following table summarizes certain key performance metrics for the three-month periods ended March 31, 2022 and 2021.

	Three-month Periods Ended March 31, (*)
(in millions)	2022	2021

Unique active users	81	70
Gross merchandise volume	$7,665	$6,057
Number of successful items sold	267	222
Number of successful items shipped	254	208
Total payment volume	$25,319	$14,718
Total volume of payments on marketplace	$7,452	$5,840
Total payment transactions	1,091	630
Capital expenditures	$137	$113
Depreciation and amortization	$84	$38

(*) Figures have been calculated using rounded amounts. Growth calculations based on this table may not total due to rounding.

Year-over-year USD Revenue Growth Rates by Quarter

Consolidated Net Revenues	Q1’21	Q2’21	Q3’21	Q4’21	Q1’22

Brazil	93%	104%	74%	51%	63%

Argentina	124%	53%	38%	47%	74%

Mexico	143%	105%	94%	92%	58%

Year-over-year Local Currency Revenue Growth Rates by Quarter

Consolidated Net Revenues	Q1’21	Q2’21	Q3’21	Q4’21	Q1’22

Brazil	139%	101%	69%	61%	55%

Argentina	223%	112%	83%	84%	110%

Mexico	148%	76%	76%	96%	59%

Conference Call and Webcast

The Company will host an earnings video as well as a conference call and audio webcast for any questions that investors may have on May 5th, 2022, at 4:30 p.m. Eastern Time. The conference call may be accessed by dialing (877) 303-7209 / (970) 315-0420 (Conference ID – 6788876–) and requesting inclusion in the call for MercadoLibre. The live conference call can be accessed via audio webcast at the investor relations section of the Company's website, at http://investor.mercadolibre.com. An archive of the webcast will be available for one week following the conclusion of the conference call.

Definition of Selected Operational Metrics

Unique Active User – New or existing user who performed at least one of the following actions during the reported period: (1) made one purchase, or reservation, or asked one question on MercadoLibre Marketplace or Classified Marketplace (2) maintained an active listing on MercadoLibre Marketplace or Classified Marketplace (3) maintained an active account in Mercado Shops (4) made a payment, money transfer, collection and/or advance using Mercado Pago (5) maintained an outstanding credit line through Mercado Credito or (6) maintained a balance of more than $5 invested in a Mercado Fondo asset management account.

Unique Fintech User – Users who engage in at least one of the following services within the quarter: wallet payments online, in app or in store; transfers; withdrawals; consumer or merchant credit borrowers; card users; fintech sellers; and fintech active products such as asset management and insurtech users.

Foreign Exchange (“FX”) Neutral – Calculated by using the average monthly exchange rate of each month of 2021 and applying it to the corresponding months in the current year, so as to calculate what the results would have been had exchange rates remained constant. Intercompany allocations are excluded from this calculation. These calculations do not include any other macroeconomic effect such as local currency inflation effects or any price adjustment to compensate local currency inflation or devaluations.

Gross merchandise volume – Measure of the total U.S. dollar sum of all transactions completed through the Mercado Libre Marketplace, excluding Classifieds transactions.

Total payment transactions – Measure of the number of all transactions paid for using Mercado Pago.

Total volume of payments on marketplace – Measure of the total U.S. dollar sum of all marketplace transactions paid for using Mercado Pago, excluding shipping and financing fees.

Total payment volume – Measure of total U.S. dollar sum of all transactions paid for using Mercado Pago, including marketplace and non-marketplace transactions.

MPOS – Mobile point-of-sale is a dedicated wireless device that performs the functions of a cash register or electronic point-of-sale terminal wirelessly.

Commerce – Revenues from core marketplace fees, shipping fees, first-party sales, ad sales, classified fees and other ancillary services.

Fintech – Revenues includes fees from off-platform transactions, financing fees, interest earned from merchant and consumer credits and sale of MPOS.

Successful items sold – Measure of the number of items that were sold/purchased through the Mercado Libre Marketplace, excluding Classifieds items.

Successful items shipped – Measure of the number of items that were shipped through our shipping service.

Local Currency Growth Rates – Refer to FX Neutral definition.

Net income margin – Defined as net income as a percentage of net revenues.

Operating margin – Defined as income from operations as a percentage of net revenues.

About MercadoLibre

Founded in 1999, MercadoLibre is the largest online commerce ecosystem in Latin America, serving as an integrated regional platform and as a provider of the necessary digital and technology-based tools that allow businesses and individuals to trade products and services in the region. The Company enables commerce through its marketplace platform which allows users to buy and sell in most of Latin America.

The Company is listed on NASDAQ (Nasdaq: MELI) following its initial public offering in 2007.

For more information about the Company visit: http://investor.mercadolibre.com.

The MercadoLibre, Inc. logo is available at https://resource.globenewswire.com/Resource/Download/6ab227b7-693f-4b17-b80c-552ae45c76bf?size=0

Forward-Looking Statements

Any statements herein regarding MercadoLibre, Inc. that are not historical or current facts are forward-looking statements. These forward-looking statements convey MercadoLibre, Inc.’s current expectations or forecasts of future events. Forward-looking statements regarding MercadoLibre, Inc. involve known and unknown risks, uncertainties and other factors that may cause MercadoLibre, Inc.’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors,” “Forward-Looking Statements” and “Cautionary Note Regarding Forward-Looking Statements” sections of MercadoLibre, Inc.’s annual report on Form 10-K for the year ended December 31, 2021, and any of MercadoLibre, Inc.’s other applicable filings with the Securities and Exchange Commission. Unless required by law, MercadoLibre, Inc. undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date hereof.

MercadoLibre, Inc.

Interim Condensed Consolidated Balance Sheets

(In millions of U.S. dollars, except par value)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$ 1,573	$ 2,585
Restricted cash and cash equivalents	841	1,063
Short-term investments (941 and 602 held in guarantee)	1,412	810
Accounts receivable, net	98	98
Credit cards receivable and other means of payments, net	2,512	1,839
Loans receivable, net	1,657	1,199
Prepaid expenses	79	40
Inventories	239	253
Other assets	294	288
Total current assets	8,705	8,175
Non-current assets:
Long-term investments	121	89
Loans receivable, net	80	61
Property and equipment, net	967	807
Operating lease right-of-use assets	542	461
Goodwill	162	148
Intangible assets, net	43	45
Deferred tax assets	235	181
Other assets	168	134
Total non-current assets	2,318	1,926
Total assets	$ 11,023	$ 10,101
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$ 1,027	$ 1,036
Funds payable to customers	2,483	2,393
Amounts payable due to credit and debit card transactions	420	337
Salaries and social security payable	319	313
Taxes payable	277	291
Loans payable and other financial liabilities	1,459	1,285
Operating lease liabilities	109	92
Other liabilities	134	90
Total current liabilities	6,228	5,837
Non-current liabilities:
Amounts payable due to credit and debit card transactions	4	4
Salaries and social security payable	5	20
Taxes payable	28	—
Loans payable and other financial liabilities	2,638	2,233
Operating lease liabilities	434	372
Deferred tax liabilities	42	62
Other liabilities	55	42
Total non-current liabilities	3,206	2,733
Total liabilities	$ 9,434	$ 8,570

Commitments and Contingencies

Equity

Common stock, $0.001 par value, 110,000,000 shares authorized,
50,377,981 and 50,418,980 shares issued and outstanding at March 31,
2022 and December 31, 2021	$ —	$ —
Additional paid-in capital	2,308	2,439
Treasury stock	(829)	(790)
Retained earnings	496	397
Accumulated other comprehensive loss	(386)	(515)
Total Equity	1,589	1,531
Total Liabilities and Equity	$ 11,023	$ 10,101

MercadoLibre, Inc.

Interim Condensed Consolidated Statements of Income

For three-month periods ended March 31, 2022 and 2021

(In millions of U.S. dollars, except for share data)

	Three Months Ended March 31,
	2022	2021
Net service revenues	$ 1,997	$ 1,230
Net product revenues	251	148
Net revenues	2,248	1,378
Cost of net revenues	(1,175)	(787)
Gross profit	1,073	591
Operating expenses:
Product and technology development	(234)	(126)
Sales and marketing	(541)	(288)
General and administrative	(159)	(86)
Total operating expenses	(934)	(500)
Income from operations	139	91

Other income (expenses):
Interest income and other financial gains	31	25
Interest expense and other financial losses	(56)	(91)
Foreign currency losses	(3)	(15)
Net income before income tax expense	111	10

Income tax expense	(46)	(44)
Net income (loss)	$ 65	$ (34)

	Three Months Ended March 31,
	2022	2021
Basic EPS
Basic net income (loss)
Available to shareholders per common share	$ 1.30	$ (0.68)
Weighted average of outstanding common shares	50,408,754	49,867,625
Diluted EPS
Diluted net income (loss)
Available to shareholders per common share	$ 1.30	$ (0.68)
Weighted average of outstanding common shares	50,408,754	49,867,625

MercadoLibre, Inc.

Interim Condensed Consolidated Statements of Cash Flows

For the three months ended March 31, 2022 and 2021

	Three Months Ended March 31,
	2022	2021

Cash flows from operations:
Net income (loss)	$ 65	$ (34)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Unrealized devaluation loss, net	30	25
Impairment of digital assets	2	—
Depreciation and amortization	84	38
Accrued interest	(24)	(4)
Non cash interest, convertible notes amortization of debt discount and amortization of debt issuance costs and other charges	40	34
Bad debt charges	255	84
Financial results on derivative instruments	37	(19)
LTRP accrued compensation	30	22
Deferred income taxes	(24)	4
Changes in assets and liabilities:
Accounts receivable	(71)	21
Credit cards receivables and other means of payments	(447)	(62)
Prepaid expenses	(35)	(15)
Inventories	38	(19)
Other assets	(30)	(35)
Payables and accrued expenses	(148)	(144)
Funds payable to customers	(89)	(110)
Amounts payable due to credit and debit card transactions	28	3
Other liabilities	—	(63)
Interest received from investments	26	9
Net cash used in operating activities	(233)	(265)
Cash flows from investing activities:
Purchase of investments	(2,903)	(2,415)
Proceeds from sale and maturity of investments	2,425	2,589
Receipts from settlements of derivative instruments	—	2
Payment for settlements of derivative instruments	(2)	(4)
Purchases of intangible assets	—	(8)
Changes in principal of loans receivable, net	(607)	(149)
Purchases of property and equipment	(137)	(113)
Net cash used in investing activities	(1,224)	(98)
Cash flows from financing activities:
Proceeds from loans payable and other financial liabilities	3,324	1,840
Payments on loans payable and other financial liabilities	(3,129)	(704)
Payments on repurchase of the 2028 Notes	—	(1,865)
Payment of finance lease obligations	(4)	(4)
Purchase of convertible note capped call	—	(101)
Common Stock repurchased	(39)	(25)
Net cash provided by (used in) financing activities	152	(859)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and cash equivalents	71	(98)
Net decrease in cash, cash equivalents, restricted cash and cash equivalents	(1,234)	(1,320)
Cash, cash equivalents, restricted cash and cash equivalents, beginning of the period	$ 3,648	$ 2,508
Cash, cash equivalents, restricted cash and cash equivalents, end of the period	$ 2,414	$ 1,188

Financial results of reporting segments

	Three Months Ended March 31, 2022
	Brazil	Argentina	Mexico	Other Countries	Total
	(In millions)
Net revenues	$ 1,252	$ 518	$ 364	$ 114	$ 2,248
Direct costs	(1,065)	(320)	(328)	(110)	(1,823)
Direct contribution	187	198	36	4	425

Operating expenses and indirect costs of net revenues					(286)
Income from operations					139

Other income (expenses):
Interest income and other financial gains					31
Interest expense and other financial losses					(56)
Foreign currency losses					(3)
Net income before income tax expense					$ 111

	Three Months Ended March 31, 2021
	Brazil	Argentina	Mexico	Other Countries	Total
	(In millions)
Net revenues	$ 769	$ 297	$ 230	$ 82	$ 1,378
Direct costs	(618)	(189)	(221)	(64)	(1,092)
Direct contribution	151	108	9	18	286

Operating expenses and indirect costs of net revenues					(195)
Income from operations					91

Other income (expenses):
Interest income and other financial gains					25
Interest expense and other financial losses					(91)
Foreign currency losses					(15)
Net income before income tax expense					$ 10

Non-GAAP Financial Measures

To supplement our audited consolidated financial statements presented in accordance with U.S. GAAP, we present foreign exchange (“FX”) neutral measures as a non-GAAP measure. Reconciliation of this non-GAAP financial measure to the most comparable U.S. GAAP financial measure can be found in the tables below.

This non-GAAP measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP and may be different from non-GAAP measures used by other companies. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. This non-GAAP financial measure should only be used to evaluate our results of operations in conjunction with the most comparable U.S. GAAP financial measures.

We provide this non-GAAP financial measure to enhance overall understanding of our current financial performance and its prospects for the future, and we understand that this measure provides useful information to both Management and investors. In particular, we believe that FX neutral measures provide useful information to both Management and investors by excluding the foreign currency exchange rate impact that may not be indicative of our core operating results and business outlook.

The FX neutral measures were calculated by using the average monthly exchange rates for each month during 2021 and applying them to the corresponding months in 2022, so as to calculate what our results would have been had exchange rates remained stable from one year to the next. The table below excludes intercompany allocation FX effects. Finally, these measures do not include any other macroeconomic effect such as local currency inflation effects, the impact on impairment calculations or any price adjustment to compensate local currency inflation or devaluations.

The following table sets forth the FX neutral measures related to our reported results of the operations for the three-months period ended March 31, 2022:

	Three-month Periods Ended March 31, (*)
	As reported			FX Neutral Measures	As reported
(In millions, except percentages)	2022	2021	Percentage Change	2022	2021	Percentage Change
	(Unaudited)			(Unaudited)
Net revenues	$ 2,248	$ 1,378	63.1%	$ 2,308	$ 1,378	67.4%
Cost of net revenues	(1,175)	(787)	49.3%	(1,204)	(787)	53.0%
Gross profit	1,073	591	81.6%	1,104	591	86.7%

Operating expenses	(934)	(500)	86.8%	(973)	(500)	94.5%
Income from operations	139	91	52.7%	131	91	43.5%

(*) The table above may not total due to rounding.

CONTACT: MercadoLibre, Inc.

 Investor Relations

investor@mercadolibre.com

 http://investor.mercadolibre.com